Exhibit 99.1

DANAHER REPORTS RECORD FIRST QUARTER 2014 RESULTS

WASHINGTON, D.C., April 16, 2014 -- Danaher Corporation (NYSE:DHR) today announced results for the first quarter of 2014.

Net earnings for the quarter ended March 28, 2014 were $579.7 million, or $0.81 per share on a diluted basis, an 8% increase over first quarter 2013 non-GAAP adjusted diluted net earnings per share of $0.75. Sales for the first quarter of 2014 were $4.7 billion, 5% higher than the $4.4 billion reported for the first quarter of 2013. Core revenues increased 3.5% in the first quarter of 2014 compared to the first quarter of 2013.

The Company anticipates that GAAP diluted net earnings per share for the quarter ending June 27, 2014 will be in the range of $0.90 to $0.94. The Company reaffirmed its full year GAAP 2014 diluted net earnings per share guidance of $3.60 to $3.75.

H. Lawrence Culp, Jr., President and Chief Executive Officer, stated, “We are off to a good start in 2014 as our team’s execution drove better-than-expected revenue growth, outstanding margin expansion and solid earnings performance. The Danaher Business System has helped build momentum across our portfolio by driving continued share gains and funding increased growth investments. We believe this momentum, along with our robust balance sheet and confidence on the acquisition front, position us well in 2014.”

Danaher will discuss its results during its investor conference call tomorrow starting at 7:30 a.m. EDT. The call and an accompanying slide presentation will be webcast on the “Investors” section of Danaher's website, www.danaher.com, under the subheading “Investor Events.” A replay of the webcast will be available in the same section of Danaher’s website shortly after the conclusion of the presentation and will remain available until the next quarterly earnings call. The conference call can be accessed by dialing 888-278-8446 within the U.S. or by dialing 913-312-1520 outside the U.S. a few minutes before the 7:30 a.m. EDT start and telling the operator that you are dialing in for Danaher’s investor conference call (access code 6763223). A replay of the conference call will be available shortly after the conclusion of the call and until Thursday, April 24, 2014. You can access the replay by dialing 888-203-1112 within the U.S. or 719-457-0820 outside the U.S. with the access code 6763223. In addition, presentation materials relating to Danaher’s results have been posted to the “Investors” section of Danaher’s website under the subheading “Financial Information.”

* * *
Danaher is a science and technology leader that designs, manufactures, and markets innovative products and services to professional, medical, industrial, and commercial customers.  Our premier brands are among the most highly recognized in each of the markets we serve.  The Danaher Business System provides a foundation to our 66,000 associates around the world, serving customers in more than 125 countries.  In 2013, we generated $19.1 billion of revenue.  For more information please visit our website: www.danaher.com.
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these measures are included in the supplemental reconciliation schedule attached.

Statements in this release that are not strictly historical, including the statements regarding the Company’s anticipated diluted net earnings per share for the second quarter and full year 2014, the expected impact of our growth investments, the acquisition environment, the Company’s anticipated performance for 2014 and any other statements regarding events or developments that we believe or anticipate will or may occur in the future are "forward-looking" statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual results, developments and business decisions to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things, deterioration of or instability in the economy, the markets we serve and the financial markets, the impact of our restructuring activities on our ability to grow, contractions or growth rates and cyclicality of markets we serve, competition, our ability to develop and successfully market new products and technologies and expand into new markets, the potential for improper conduct by our employees, agents or business partners, our ability to successfully identify, consummate and integrate appropriate acquisitions and successfully complete divestitures, contingent liabilities relating to acquisitions and divestures, our compliance with applicable laws and regulations (including regulations relating to medical devices and the healthcare industry) and changes in applicable laws and regulations, our ability to effectively address cost reductions and other changes in the healthcare industry, risks relating to potential impairment of goodwill and other intangible assets, currency exchange rates, tax audits and changes in our tax rate and income tax liabilities, litigation and other contingent liabilities including intellectual property and environmental, health and safety matters, risks relating to product defects, product liability and recalls, risks relating to product manufacturing, the impact of our debt obligations on our operations and liquidity, our relationships with and the performance of our channel partners, commodity costs and surcharges, our ability to adjust purchases and manufacturing capacity to reflect market conditions, reliance on sole sources of supply, labor matters, international economic, political, legal, compliance and business factors, disruptions relating to man-made and natural disasters, security breaches or other disruptions of our information technology systems and pension plan costs. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2013 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the first quarter of 2014. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

Please contact:

Matt R. McGrew
Vice President, Investor Relations
Danaher Corporation
2200 Pennsylvania Ave, NW
Suite 800W
Washington, D.C. 20037
Telephone: (202) 828-0850
Fax: (202) 828-0860

DANAHER CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts)
(unaudited)

	Three Months Ended
	March 28, 2014	March 29, 2013
Sales	4,662.7	4,444.7
Cost of sales	(2,209.8)	(2,119.0)
Gross profit	2,452.9	2,325.7
Operating costs:
Selling, general and administrative expenses	(1,350.6)	(1,298.4)
Research and development expenses	(313.4)	(296.4)
Operating profit	788.9	730.9
Non-operating income (expense):
Gain on sale of unconsolidated joint venture	—	229.8
Interest expense	(32.5)	(39.2)
Interest income	4.9	0.9
Earnings before income taxes	761.3	922.4
Income taxes	(181.6)	(230.5)
Net earnings	$579.7	$691.9
Net earnings per share:
Basic	$0.83	$1.00
Diluted	$0.81	$0.98
Average common stock and common equivalent shares outstanding:
Basic	700.1	692.0
Diluted	714.8	708.4

This information is presented for reference only. A complete copy of Danaher’s Form 10-Q financial statements is available on the Company’s website (www.danaher.com).

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
($ in millions except per share data)

	Three Months Ended
	March 28, 2014	March 29, 2013
Diluted Net Earnings Per Share (GAAP)	$0.81	$0.98	(17)%
Gain on the sale of investment in Apex Tool Group LLC in the first quarter of 2013 ($230 million pre-tax, $144 million after-tax)	—	(0.20)
Gains on retroactive reinstatement of certain federal tax provisions contained in the American Tax Relief Act of 2012 and other discrete tax items	—	(0.03)
Adjusted Diluted Net Earnings Per Share (Non-GAAP)	$0.81	$0.75	8%
Core Revenue Growth

Components of Revenue Growth	Three Months Ended March 28, 2014 vs. Comparable 2013 Period	Three Months Ended March 29, 2013 vs. Comparable 2012 Period
Core (Non-GAAP)	3.5%	1.0%
Acquisitions (Non-GAAP)	2.0%	3.0%
Impact of Currency Translation (Non-GAAP)	(0.5)%	(1.0)%
Total Revenue Growth (GAAP)	5.0%	3.0%

Adjusted Diluted Net Earnings Per Share (Non-GAAP)

We disclose the non-GAAP measure of adjusted diluted net earnings per share, which refers to GAAP diluted net earnings per share, excluding the items identified in the reconciliation schedule above. This non-GAAP measure should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.

Management believes that this measure provides useful information to investors by reflecting additional ways of viewing Danaher’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers. The items described above have been excluded from this measure because items of this nature and/or size occur with inconsistent frequency, occur for reasons that may be unrelated to Danaher’s commercial performance during the period and/or we believe are not indicative of Danaher’s ongoing operating costs or gains in a given period, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult.

The Company estimates the tax effect of the items identified in the reconciliation schedule above by applying the Company's overall estimated effective tax rate to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Core Revenue and Core Revenue Growth

We use the term “core revenue” or “sales from existing businesses” to refer to GAAP revenue from existing operations excluding (1) sales from acquired businesses recorded prior to the first anniversary of the acquisition less the impact from the divestiture of a product line the sales of which (prior to the divestiture) were included in sales from acquired businesses (“acquisition sales”), and (2) the impact of currency translation. The portion of GAAP revenue from existing operations attributable to currency translation is calculated as the difference between (a) the period-to-period change in revenue (excluding acquisition sales) and (b) the period-to-period change in revenue (excluding acquisition sales) after applying current period foreign exchange rates to the prior year period. We use the term “core revenue growth” to refer to the measure of comparing current period core revenue with the corresponding period of the prior year. These non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Management believes that these non-GAAP measures provide useful information to investors by helping identify underlying growth trends in our business and facilitating easier comparisons of our revenue performance with prior and future periods and to our peers. We exclude the effect of currency translation from these measures because currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends. We exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and between us and our peers, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult.